Exhibit 99.1.

             U. S. STEEL TO ACQUIRE SERBIAN STEEL COMPANY

  PITTSBURGH, April 1 -- United States Steel Corporation (NYSE: X)

announced today that U. S. Steel Balkan d.o.o., a wholly owned Serbian subsidiary of U. S. Steel, has agreed to purchase out of bankruptcy

Serbian steel producer Sartid a.d. and six of its subsidiaries for a total purchase price of $23 million.

  The purchases, which are targeted for completion during the third quarter of 2003, are subject to several conditions including the successful completion of anti-monopoly review by competition authorities in several countries.

  Commenting on the announcement, John H. Goodish, U. S. Steel's executive vice president - International & Diversified Businesses,

said, "U. S. Steel is confident that we can transform Sartid into a profitable and competitive steel producer and a long-term contributor to the economic development, stability and success of Serbia and the communities in which Sartid operates."

  Thomas Kelly, managing director, U. S. Steel Balkan, added, "The acquisition will enhance U. S. Steel's ability to service its steel sheet and tin mill products customers in our European markets,

especially in the Balkan region."

  Sartid's production facilities, which are located in northern

Serbia, include an integrated mill with a raw steel design capacity of

2.4 million net tons.  Sartid primarily produces sheet products and its tinning facility has an annual capacity of 130,000 net tons.

Production from these facilities has been substantially below its design capacity during the past several years due to Sartid's financial difficulties.  U. S. Steel believes that the design capacity of these facilities can be realized with needed rehabilitation and investment.

  In an associated agreement, which will become effective upon the completion of the acquisition, U. S. Steel Balkan commits to future spending of up to $150 million over five years for working capital and the repair, rehabilitation, improvement, modification and upgrade of the facilities.  A portion of this spending is subject to certain conditions related to Sartid's commercial operations, cash flow and viability.  In addition, U. S. Steel Balkan has agreed to refrain from layoffs for a period of three years.

  Following a successful model used by U. S. Steel Kosice, U. S. Steel

Balkan will conduct economic development activities over the course of three years and spend no less than $1.5 million on these efforts.  The program will focus on publicizing to global investors the benefits of establishing manufacturing businesses in the Republic of Serbia.

U. S. Steel Balkan has also agreed to support community, charitable and sport activities in a total amount of not less than $5 million during the three-year period following closing of the transaction.

  Goodish also pointed out that, in addition to the purchase consideration and U. S. Steel Balkan's future commitments, the commercial agreements U. S. Steel has had with Sartid over the past year have significantly benefited Sartid, its employees and Serbian businesses.

U. S. Steel Kosice's spending under these agreements, which has exceeded

$50 million, has helped sustain and improve Sartid's operations in

Smederevo and Sabac, prevented workforce layoffs, and benefited businesses serving these facilities and Sartid's creditors.

  Goodish added that U. S. Steel "strongly supports Serbia's progress in its democratic, legal and economic reforms.  The purchase of Sartid reflects our commitment to the future of this country, its economy and its people."

                                 -o0o-

The consummation of the acquisition announced in this release is subject to several conditions including the successful completion of anti-monopoly review by competition authorities in several countries. Future operating results of U. S. Steel Balkan will depend upon market conditions, costs, shipments, prices and the ability to achieve the anticipated levels of steel production. Some factors, among others, that could affect market conditions, costs, shipments and prices include import levels, future product demand, prices and mix, global and company steel production, plant operating performance and European economic performance and political developments. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of United States Steel Corporation for the year ended December 31, 2002, and in subsequent filings by United States Steel Corporation.